Exhibit 10.3

LINE OF CREDIT AND SECURITY AGREEMENT

This Line of Credit and Security Agreement (this “Agreement”) is made as of July 15, 2013 by and between CALAVO GROWERS, INC., a California corporation (the “Lender”), and FRESHREALM, LLC, a Delaware limited liability company (the “Debtor”).

RECITALS

A. In order to provide the Debtor with cash funding needed by the Debtor to operate its business, the Lender has agreed, at the Debtor’s request and solely as an accommodation to the Debtor, to make loans under this Agreement in an aggregate principal amount of up to $3,000,000.

B. As security for the payment of the loans made by the Lender and in order to induce the Lender to provide such loans, the Debtor has agreed to give the Lender a first-priority security interest in all assets owned by the Debtor upon the terms and conditions described in this Agreement.

AGREEMENT

1. The Loans. For value received, the Lender hereby agrees to make loans to the Debtor, from time to time, upon request from the Debtor’s Board of Directors, and the Debtor agrees to repay such loans in full, in accordance with the terms and conditions set forth below. However, the aggregate principal amount of all loans made by the Lender under this Agreement shall not exceed Three Million Dollars ($3,000,000). Each loan made by the Lender under this Agreement shall be made to the Debtor within ten days after the Lender’s receipt from the Debtor of a loan request approved by the Debtor’s Board of Directors.

(a) The outstanding balance of each outstanding loan made under this Agreement shall bear interest at the rate of Four Percent (4.0%) per annum. All payments made by the Debtor under this Agreement shall be applied first to the payment of costs or expenses payable by Debtor; second to the payment of delinquency or “late” charges, if any; third to accrued but unpaid interest (including default interest); and last to the reduction of the principal due under this Agreement.

(b) The Debtor shall pay to the Lender all accrued but unpaid interest under this Agreement on the first day of each fiscal quarter of the Lender, namely, on November 1, February 1, May 1, and August 1; provided, that if any of such specified days falls on a Saturday, Sunday or national holiday, then such interest payment shall be due and payable on the next business day thereafter.

(c) All outstanding principal under this Agreement and not previously repaid by the Debtor shall be due and payable in full on May 1, 2016. The Debtor is entitled to make prepayments of the outstanding principal balance and accrued interest under this Agreement in whole or in part at any time without penalty or premium.

2. Security Interest.

(a) To secure the repayment of the loans made by the Lender under this Agreement and the performance of the Debtor’s obligations hereunder, the Debtor hereby grants the Lender a first-priority security interest in and to all the Debtor’s tangible assets and intangible assets and property of any kind, no matter where now or hereafter located or existing and whether such assets and property are now owned or hereafter acquired or created, including all additions, improvements, replacements and substitutions thereto, all intellectual property, all books, records and software related thereto (whether computer-stored or otherwise), and any and all proceeds or products of (or additions to) any of the foregoing (all of the foregoing, collectively, the “Collateral”).

(b) The Debtor shall promptly execute and deliver to the Lender any and all documents that the Lender may from time to time request to establish, protect and/or perfect its first-priority security interest in the Collateral, including, without limitation, a Form or Forms UCC-1 suitable for filing with the California Secretary of State.

3. Events of Default. The occurrence of any of the following events shall constitute an event of default under this Agreement:

(a) The Debtor’s failure to pay any principal, interest or any other amount as and when due and payable under this Agreement; or

(b) The Debtor’s failure to comply with any other obligation imposed on it under this Agreement if such failure continues uncured for more ten days after the Lender delivers to the Debtor written notice of such failure, or the filing of a voluntary or involuntary bankruptcy proceeding with respect to the Debtor.

4. Consequences of Default. Upon the occurrence of an event of default as set forth under Section 3, the Lender shall have the following rights and remedies:

(a) The Lender shall have the right to terminate any obligation to make future loans under this Agreement and the right to declare the entire unpaid amount of the indebtedness owed by the Debtor under this Agreement to be immediately due and payable, without presentment, protest, notice or demand on the Debtor.

(b) The Lender may exercise, in addition to any rights and remedies provided for in this Agreement, all of the rights and remedies of a secured party upon default under the California Commercial Code or, to the extent required by applicable law, the Uniform Commercial Code as in effect in any other jurisdiction where the Lender enforces such rights and remedies.

(c) The Debtor shall pay all costs and expenses of collection and reasonable attorneys’ fees incurred by the Lender on account of such collection, plus interest at the rate applicable to principal under this Agreement, whether or not suit is filed hereon.

5. Miscellaneous Provisions.

(a) No Waivers; Remedies Cumulative. No failure or delay by the Lender or the Debtor in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

(b) Amendments and Termination. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed by the Lender and the Debtor, and this Agreement may be terminated only by a writing executed by the Lender and the Debtor.

(c) Successors and Assigns. The Debtor may not assign its right or duties hereunder without the prior written consent of the Lender, which consent the Lender may deny, withhold or delay in its sole and absolute discretion.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California (without regard to any principles of conflicts of law).

(e) Prior Understandings. This Agreement supersedes all prior understandings and agreements (whether written, oral or otherwise) pertaining to the subject matter of this Agreement and constitutes the entire agreement between the Lender and the Debtor relating to the subject matter of this Agreement.

(f) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which shall constitute one and the same agreement with the same effect as if both parties had signed the same signature page. This Agreement may be executed by facsimile or by e-mail in PDF format.

(g) Severability. If any provision of this Agreement is held invalid by a court of competent jurisdiction, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid will not be affected thereby.

IN WITNESS WHEREOF, the Lender and the Debtor have executed and delivered this Agreement as of the date first written above.

LENDER:	CALAVO GROWERS, INC.

	By:	/s/ Lecil E. Cole
	Name:	Lecil E. Cole
	Title:	Chief Executive Officer

DEBTOR:	FRESHREALM, LLC

	By:	/s/ Michael R. Lippold
	Name:	Michael R. Lippold
	Title:	General Manager

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